Exhibit 10.14

[Letterhead of Artisan Partners]

ERIC R. COLSON

Managing Director & Chief Executive Officer

415.283.1068 direct

eric.colson@artisanpartners.com

August 24, 2012

Ms. Janet D. Olsen

Managing Director & General Counsel

Artisan Partners Limited Partnership

875 E. Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

Dear Janet:

This letter sets out the terms on which you and we agreed to extend your employment by Artisan Partners Limited Partnership beyond your scheduled retirement date of July 29, 2012.

1.	Continued term of employment. You have agreed to remain employed by Artisan Partners Limited Partnership (the “Partnership”) or another member of the Artisan group of companies through December 31, 2013 as a Managing Director of the Partnership. You will remain General Counsel of each of the Partnership, Artisan Partners Holdings LP (“Holdings”) and Artisan Partners Asset Management Inc. (“APAM”) until your successor is named, which will likely be during 2012 for the Partnership and during 2013 for Holdings and APAM.

2.	Responsibilities. Your principal responsibility will be to manage the planned public offering of the securities of APAM, the related restructuring of the Artisan companies and the evolution of our business from private to public ownership and control. However, you will also have such other responsibilities and duties as are appropriate for the function of General Counsel and will remain available to our senior management team and to the legal and compliance teams as requested and appropriate.

3.	Transition. Our mutual expectation is that you will continue the process of transitioning your responsibilities to others with the goal of smoothly transitioning all remaining responsibilities by year-end 2013. It is our mutual expectation that this transition will result in the progressive diminution of your duties and responsibilities throughout 2013.

4.	Compensation.

a.	Base. While you remain employed by the Partnership, your base salary will be $250,000, or such greater amount as may be standard for managing directors of the Partnership from time to time.

b.	2012 and 2013 bonus. Your bonus for each of 2012 and 2013 will be not less than $1.75 million (subject to corresponding decrease if your base salary is increased to more than $250,000), payable subject to and in accordance with the Partnership’s general practices for the payment of bonuses to members of the senior management team.

TELEPHONE 414 390 6100 | 875 EAST WISCONSIN AVENUE SUITE 800 | MILWAUKEE WI 53202-5402

Ms. Janet D. Olsen

August 24, 2012

c.	Retention bonus. In addition to the base salary and 2012 and 2013 bonuses described above, the Partnership will pay you a retention bonus of $500,000 on the earliest of (i) the closing of the APAM IPO, provided that, for operational convenience, payment may be made up to ten (10) business days after that date, and provided further that you remain employed by the Partnership on the date of payment, (ii) the date on which your employment is involuntarily terminated by the Partnership without Cause, as defined in the Amendment to and Restatement of Grant Agreements dated as of July 15, 2012 between Artisan Partners Holdings LP and you, and (iii) December 31, 2013, provided that you remain employed by the Partnership on the date of payment.

5.	Potential extension of term. You and the Partnership may, by mutual agreement, extend your employment by the Partnership or its affiliates for up to two additional one-year periods. During any such extended period, you will receive a base salary equal to the base salary paid to managing directors of the Partnership and will be eligible to receive a discretionary, subjectively-determined annual bonus (which, for the avoidance of doubt, will be intended to cause your total compensation to be appropriate for your duties and responsibilities and may be zero). During any extended term, you will continue to provide consultation and support to the Partnership’s legal and compliance teams as appropriate and will have such other duties and responsibilities as the Partnership reasonably requests. You may designate the effective date of your retirement during any extended term by giving at least 30 days’ written notice to the Partnership, provided that the period of notice may be shortened or waived in its entirety by the Partnership’s Chief Executive Officer.

6.	Reaffirmation of existing terms. Except as specifically provided in this letter, the terms and conditions of your employment by the Partnership will remain unchanged. In particular, you remain an employee at will.

If you agree that this letter sets out the terms we agreed to, please sign one of the enclosed copies and return it to Elizabeth Spragg.

This is an exciting time in the evolution of Artisan Partners and I’m glad you will be here to help us see it through.

Very truly yours,

/s/ Eric R. Colson
Eric R. Colson
Chief Executive Officer

Agreed:

/s/ Janet D. Olsen
Janet D. Olsen

Date: August 25, 2012